Exhibit 99.1 Contact: Maria Brous (863) 680-5339

Publix Reports Fourth Quarter and Annual Results for 2025
LAKELAND, Fla., March 2, 2026 Publix’s sales for the three months ended Dec. 27, 2025 were $16 billion, a 2.8% increase from $15.5 billion in 2024. Comparable store sales for the three months ended Dec. 27, 2025 increased 0.7%. The company estimates the increase in sales for the three months ended Dec. 27, 2025 compared to the three months ended Dec. 28, 2024 was 1.3% lower due to the impact of Hurricane Milton in October 2024. Excluding the impact of the hurricane, sales for the three months ended Dec. 27, 2025 would have increased 4.1%.
Net earnings for the three months ended Dec. 27, 2025 and Dec. 28, 2024 were $1.2 billion. Earnings per share for the three months ended Dec. 27, 2025 decreased to $0.36 per share, down from $0.37 per share in 2024. Excluding the impact of net unrealized gains on equity securities in 2025 and 2024, net earnings for the three months ended Dec. 27, 2025 would have been $1 billion, compared to $1.1 billion in 2024, a decrease of 8.8%. Earnings per share for the three months ended Dec. 27, 2025 would have been $0.31 per share, compared to $0.34 per share in 2024.
Publix’s sales for the fiscal year ended Dec. 27, 2025 were $62.7 billion, a 5% increase from $59.7 billion in 2024. Comparable store sales for the fiscal year ended Dec. 27, 2025 increased 3.5%.
Net earnings for the fiscal year ended Dec. 27, 2025 were $4.7 billion, compared to $4.6 billion in 2024, an increase of 2.1%. Earnings per share for the fiscal year ended Dec. 27, 2025 increased to $1.46 per share, up from $1.41 per share in 2024. Excluding the impact of net unrealized gains on equity securities in 2025 and 2024, net earnings for the fiscal year ended Dec. 27, 2025 would have been $4.2 billion, compared to $4 billion in 2024, an increase of 3.9%. Earnings per share for the fiscal year ended Dec. 27, 2025 would have been $1.30 per share, compared to $1.23 per share in 2024.

These amounts are based on audited financial statements that will be filed today with the U.S. Securities and Exchange Commission and made available on the company’s website at corporate.publix.com/stock.
Effective March 1, 2026, Publix’s stock price decreased from $20.40 per share to $19.65 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.
“Our greatest asset is our associates,” said Publix CEO Kevin Murphy. “I’m proud of their dedication to continuous improvement and commitment to delivering exceptional customer service.”
Non-GAAP Financial Measures
In addition to reporting financial results for the three months and fiscal years ended Dec. 27, 2025 and Dec. 28, 2024 in accordance with U.S. generally accepted accounting principles (GAAP), the company presents net earnings and earnings per share excluding the impact of equity securities being measured at fair value with net unrealized gains and losses from changes in the fair value recognized in earnings (fair value adjustment). These measures are not in accordance with, or an alternative to, GAAP. The company excludes the impact of the fair value adjustment since it is primarily due to temporary equity market fluctuations that do not reflect the company’s operations. The company believes this information is useful in providing period-to-period comparisons of the results of operations.
Following is a reconciliation of net earnings to net earnings excluding the impact of the fair value adjustment for the three months ended Dec. 27, 2025 and Dec. 28, 2024:

	Three Months Ended
	Dec. 27, 2025	Dec. 28, 2024
	(Amounts are in millions, except per share amounts)
Net earnings	$1,165	1,200
Fair value adjustment, due to net unrealized gain, on equity securities held at end of year	(218)	(134)
Income tax expense (1)	56	34
Net earnings excluding impact of fair value adjustment	$1,003	1,100
Weighted average shares outstanding	3,222	3,265
Earnings per share excluding impact of fair value adjustment	$0.31	0.34

Following is a reconciliation of net earnings to net earnings excluding the impact of the fair value adjustment for the fiscal years ended Dec. 27, 2025 and Dec. 28, 2024:

	Fiscal Years Ended
	Dec. 27, 2025	Dec. 28, 2024
	(Amounts are in millions, except per share amounts)
Net earnings	$4,734	4,635
Fair value adjustment, due to net unrealized gain, on equity securities held at end of year	(713)	(788)
Income tax expense (1)	182	200
Net earnings excluding impact of fair value adjustment	$4,203	4,047
Weighted average shares outstanding	3,245	3,284
Earnings per share excluding impact of fair value adjustment	$1.30	1.23
(1)    Income tax expense is based on the company’s combined federal and state statutory income tax rates.
Publix, the largest employee-owned company in the U.S. with more than 260,000 associates, currently operates 1,430 stores in Florida, Georgia, Alabama, Tennessee, South Carolina, North Carolina, Virginia and Kentucky. For 28 consecutive years, the company has been recognized by Fortune as a great place to work. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business. For more information, visit the company’s newsroom at corporate.publix.com/newsroom. ###